Exhibit 99.1

Novavax Reports First Quarter 2015 Financial Results

Gaithersburg, Md., May 7, 2015 – Novavax, Inc., (Nasdaq: NVAX) a clinical-stage vaccine company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, today announced its financial results for the first quarter 2015.

Corporate Highlights

First Quarter and Subsequent Achievements:

RSV

•	Completed enrollment of two ongoing clinical trials of its RSV F Vaccine, including a Phase 2 study in elderly adults (60 years of age and older) and a Phase 2 trial to protect infants via maternal immunization.

Ebola

•	Initiated a randomized, observer-blinded, dose-ranging Phase 1 clinical trial of our EBOV GP Vaccine in Australia to evaluate the safety and immunogenicity of the vaccine, with and without Matrix-MTM adjuvant, in 230 healthy adults between 18 and 50 years of age.

Corporate Achievements

•	Completed an underwritten public offering of approximately 27.8 million shares, including shares pursuant to the underwriters’ option, at $7.25 per share resulting in total gross proceeds from this offering of approximately $201 million before deducting the underwriters discount and offering expenses; and

•	Awarded 2015 Workplace Excellence Seal of Approval from the Alliance of Workplace Excellence. Companies awarded the Workplace Excellence Seal of Approval demonstrate outstanding commitments to innovative corporate culture and management practices, employee growth and learning opportunities, diversity and inclusion practices and commitment to corporate, social and civic responsibilities.

2015 Anticipated Events

•	During the third quarter of 2015, announce top-line clinical data from four of our ongoing clinical trials, including:

o	Phase 2 clinical trial of the RSV F Vaccine in elderly adults;

o	Phase 2 clinical trial of the RSV F Vaccine in Phase 2 study to protect infants via maternal immunization;

o	Phase 2 clinical trial of the Quadrivalent Seasonal Influenza VLP; and

o	Phase 1 clinical trial of the EBOV GP Vaccine in healthy adults.

“Novavax has now completed enrollment of the elderly and maternal immunization RSV clinical trials. That achievement, combined with our ongoing Quadrivalent Seasonal Influenza VLP vaccine and Ebola GP Vaccine clinical trials, will position us for significant clinical data readouts in the second half of 2015,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “Our March 2015 financing provided us with the resources to prepare for the next steps, with our key objective to continue to execute our aggressive RSV F Vaccine development plans.”

Financial Results for the Three Months Ended March 31, 2015

Novavax reported a net loss of $24.4 million, or $0.10 per share, for the first quarter of 2015, compared to a net loss of $13.8 million, or $0.07 per share, for the first quarter of 2014.

Novavax revenue in the first quarter of 2015 increased 32% to $9.9 million, compared to $7.5 million for the same period in 2014. The increase results primarily from HHS BARDA’s approval of the reimbursement of the Company’s prior Phase 2 Quadrivalent Seasonal Influenza VLP vaccine clinical trial (205 Trial) costs, resulting in an additional $3.1 million in revenue in the quarter.

The cost of government contracts revenue in the first quarter of 2015 decreased 19% to $2.5 million, compared to $3.0 million for the same period in 2014. The decrease in costs were associated with a lower level of activity in the first quarter of 2015 associated with the Company’s Phase 2 clinical trial of our quadrivalent seasonal influenza vaccine candidate as compared to the Company’s Phase 1/2 clinical trial of our H7N9 pandemic influenza candidate with Matrix-M in the same period in 2014; both programs are funded under our contract with HHS BARDA.

Research and development expenses increased 78% to $25.9 million in the first quarter of 2015, compared to $14.5 million for the same period in 2014. The increase in research and development expenses was driven by activities relating to the ongoing RSV F Vaccine clinical trials, the initiation of the Phase 1 clinical trial of our Ebola GP Vaccine candidate program and higher employee-related expenses tied to the continued growth of the Company.

General and administrative expenses increased 36% to $5.8 million in the first quarter of 2015, compared to $4.3 million for the same period in 2014. The increase in general and administrative expenses resulted from increased employee-related expenses tied to the continued growth of the Company.

As of March 31, 2015, the Company had $327.7 million in cash and cash equivalents and marketable securities compared to $168.1 million as of December 31, 2014. Net cash used in operating activities for the first quarter of 2015 was $30.5 million, compared to $20.4 million for the same period in 2014. The factors contributing to the change in operating cash usage were primarily due to increased research and development costs relating to our vaccine candidates and higher employee-related costs, as well as the timing of customer and vendor payments.

Conference Call

Novavax management will host its quarterly conference call today at 4:30 p.m. EDT. The dial-in number for the conference call is (877) 212-6076 (Domestic) or (707) 287–9331 (International). A webcast of the conference call can also be accessed via a link on the home page of the Novavax website (novavax.com) or through the “Investor Info”/“Events” tab on the Novavax website.

A replay of the conference call will be available starting at 7:30 p.m. on May 7, 2015 until midnight May 14, 2015. To access the replay by telephone, dial (855) 859-2056 (Domestic) or (404) 537–3406 (International) and use passcode 35660022. The replay will also be available as a webcast and can be found on the “Investor Info”/“Events” on the Novavax website.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a clinical-stage vaccine company committed to delivering novel products to prevent a broad range of infectious diseases. Our recombinant nanoparticles and Matrix-M™ adjuvant technology are the foundation for groundbreaking innovation that improves global health through safe and effective vaccines. Additional information about Novavax is available on the Company's website, novavax.com.

Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

###

NOVAVAX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended
	March 31,
	2015	2014
	(unaudited)
Revenue	$9,877	$7,462

Costs and expenses:
Cost of government contracts revenue	2,459	3,021
Research and development	25,888	14,518
General and administrative	5,843	4,308
Total costs and expenses	34,190	21,847
Loss from operations	(24,313)	(14,385)
Interest income (expense), net	85	(40)
Other expense	(142)	―
Realized gains on marketable securities	―	615
Net loss	$(24,370)	$(13,810)

Basic and diluted net loss per share	$(0.10)	$(0.07)
Basic and diluted weighted average
number of common shares outstanding	241,223	208,927

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)
Cash and cash equivalents	$215,050	$32,335
Marketable securities	112,685	135,721
Total current assets	350,094	188,158
Working capital	321,318	154,042
Total assets	438,841	276,002
Total notes payable and capital lease obligations	990	1,173
Total stockholders’ equity	399,706	229,618

Contact:	Novavax, Inc.

Barclay A. Phillips
SVP, Chief Financial Officer and Treasurer

Andrea N. Flynn, Ph.D.
Senior Manager, Investor Relations

ir@novavax.com
240-268-2000

Russo Partners, LLC

David Schull
Todd Davenport, Ph.D.

david.schull@russopartnersllc.com
todd.davenport@russopartnersllc.com
212-845-4271